FOR IMMEDIATE RELEASE
VeraSun Energy Corporation Reports
Second Quarter 2007 Financial Results
Strong Financial and Operational Performance

Financial Highlights
•	Diluted earnings per share (EPS) of $0.19
•	Net income of $15.1 million, or 8.9 percent of revenues
•	Revenues of $169.6 million, a 10.4 percent increase over the second quarter of 2006
•	Cash on hand of $663.9 million, including $249.5 million of designated cash for future purchases of property and equipment
•	EBITDA of $33.0 million, or 19.5 percent of revenues ($0.52 per gallon sold)
•	Ethanol sold totaled 63.4 million gallons, an 11.0 percent increase over second quarter 2006
•	Production of 81.5 million gallons, a 43.6 percent increase over the second quarter of 2006
Brookings, S.D., August 2, 2007 - VeraSun Energy Corporation (NYSE: VSE), one of the nation’s largest ethanol producers, today announced its financial results for the three months ended June 30, 2007. Earnings were $15.1 million or $0.19 per diluted share. EBITDA was $33.0 million or 19.5 percent of revenues.
“VeraSun had a strong second quarter relative to first quarter of 2007, but down from the exceptional margin period of 2006,” said Donald L. Endres, Chairman, Chief Executive Officer and President of VeraSun. “During the past quarter we started up our Charles City, Iowa facility, transitioned ethanol marketing in-house, and continued to operate our biorefineries above nameplate capacity. Ethanol prices remained steady for the quarter and corn prices began to moderate as we had expected.
“In our first quarter of managing the ethanol sales and distribution, we achieved solid performance and consistently shipped unit trains from all facilities with on-time deliveries and favorable railcar turn times,” said Endres. “Our unit train strategy and customer service focus are being well received by our customers and these are points of positive differentiation for VeraSun.”
The Company also announced plans last week to acquire three ethanol plants with a combined expected annual production capacity of 330 million gallons per year (MMGY) from ASAlliances Biofuels, LLC. The acquisition, which provides scale as well as geographic and operational diversity, is expected to close in 30-45 days and is subject to usual closing conditions. After the acquisition, VeraSun expects to have an annual production capacity of approximately one billion gallons by the end of 2008.
“We continue to focus on being an efficient, low-cost ethanol producer, while executing on our long-term strategy for growth,” said Endres. “The ASAlliances transaction is a unique opportunity to acquire immediate production and revenue at a cost similar to that of building and gives us sister facilities that fit well into our current fleet and operations model.”
Earlier this month, VeraSun worked in collaboration with General Motors to bring the first E85 fueling location to our nation’s Capital and announced a strategic initiative with Enterprise Rent-A-Car to expand the use of E85.
Second Quarter 2007 Financial Highlights
Total revenues, which include revenue from the sale of ethanol, distillers grains and VE85™, increased by $16.0 million, or 10.4 percent, to $169.6 million for the three months ended June 30, 2007 from $153.5 million for the three months ended June 30, 2006. The increase in total revenues was primarily the result of an 11.0 percent increase in ethanol volume sold, partially offset by a decrease in average ethanol prices of $0.18 per gallon, or 7.6 percent, compared to the three months ended June 30, 2006. Ethanol production increased by 24.7 million gallons, or 43.6 percent, as a result of the added capacity from bringing the Charles City, Iowa facility on-line in April 2007.
Cost of goods sold grew by $46.5 million to $137.1 million in the second quarter of 2007 from $90.6 million in the second quarter of 2006. This was primarily due to higher corn costs and an increase of 6.3 million gallons of ethanol sold.
•	Corn costs represented 59.6 percent of our cost of goods sold before taking into account our co-product sales and 43.2 percent of our cost of goods sold after taking into account co-product sales for the three months ended June 30, 2007. The comparable percentages were 47.7 percent and 32.1 percent, respectively, for the second quarter of 2006.

•	Corn costs were $3.62 per bushel, up from $2.17 per bushel in the second quarter of 2006. Our 2007 corn costs included mark-to-market gains of $5.4 million for derivatives relating to future deliveries of corn. We had recorded a mark-to-market loss of $2.7 million in the 2006 period, resulting in an $8.1 million decrease in corn costs between the periods as a result of these mark-to-market adjustments.

•	Natural gas costs increased by $0.9 million to $14.4 million and accounted for 10.5 percent of cost of goods sold.

•	Transportation expense increased by $0.2 million to $14.1 million and accounted for 10.3 percent of cost of goods sold.
Selling, general and administrative expenses decreased $14.0 million to $8.4 million for the three months ended June 30, 2007 from $22.4 million for the three months ended June 30, 2006. The decrease was primarily the result of $16.3 million of stock compensation expense in the 2006 period relating to our initial public offering, which was partially offset by increased management and administrative costs in the 2007 period to support our growth and public company status.
Net income was $15.1 million for the second quarter of 2007, compared to net income of $19.5 million for the same period in 2006.
EBITDA was $33.0 million or 19.5 percent of revenues for the second quarter of 2007, compared to $45.2 million for the second quarter of 2006.
About VeraSun Energy Corporation
VeraSun Energy Corporation (NYSE: VSE), headquartered in Brookings, South Dakota, is committed to be a leading producer of renewable fuel. The Company has three operating ethanol production facilities located in Aurora, SD, Fort Dodge, IA, and Charles City, IA, with three facilities under construction in

Hartley, IA, Welcome, MN and Reynolds, IN. VeraSun is in the process of acquiring another three biorefineries currently under construction in Albion, NE, Bloomingburg, OH and Linden, IN. Upon completion of the new facilities and those being acquired, VeraSun will have an annual production capacity of approximately one billion gallons by the end of 2008. The Company also has plans to extract oil from dried distillers grains, a co-product of the ethanol process, for use in biodiesel production.
The Company markets E85, a blend of 85 percent ethanol and 15 percent gasoline for use in Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85TM. VE85TM, the first-ever branded E85, is now available at more than 90 retail locations. For more information, please visit VeraSun’s Web sites at http://www.verasun.com or http://www.VE85.com.
Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, anticipations, beliefs, plans, targets, estimates, or projections and similar expressions relating to the future, are forward-looking statements within the meaning of these laws. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements include the volatility and uncertainty of corn, natural gas, ethanol and unleaded gasoline prices; our ability to develop an oil extraction business; the completion of our pending acquisition; the results of our hedging transactions and other risk mitigation strategies; operational disruptions at our facilities; our ability to implement our expansion strategy as planned or at all; our ability to locate and integrate potential future acquisitions; development of infrastructure related to the sale and distribution of ethanol; our limited operating history; excess production capacity in our industry; our ability to compete effectively in our industry; our ability to implement a marketing and sales network for our ethanol; changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices; environmental, health and safety laws, regulations and liabilities; our reliance on key management personnel; future technological advances; limitations and restrictions contained in the instruments and agreements governing our indebtedness; our ability to raise additional capital and secure additional financing; and costs of construction and equipment, as more fully described in the “Risk Factors” section of our quarterly report on Form 10-Q for the three months ended June 30, 2007.
Investor Contact:
Danny C. Herron
VeraSun Energy Corporation
605-696-7200
investor@verasun.com
Media Contact:
Mike Lockrem
VeraSun Energy Corporation
605-696-7257
mlockrem@verasun.com

VERASUN ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,				Six Months Ended June 30,
	2007		2006		2007		2006
	(unaudited)
			(dollars in thousands)			(dollars in thousands)
Total revenues	$169,556	100.0%	$153,552	100.0%	$314,066	100.0%	$264,408	100.0%
Cost of goods sold	137,071	80.8	90,616	59.0	272,337	86.7	172,126	65.1

Gross profit	32,485	19.2	62,936	41.0	41,729	13.3	92,282	34.9
Selling, general and administrative expenses	8,397	5.0	22,412	14.6	19,931	6.3	26,182	9.9

Operating income	24,088	14.2	40,524	26.4	21,798	7.0	66,100	25.0
Other income (expense), net	(787)	(0.5)	(11,445)	(7.5)	1,008	0.3	(26,071)	(9.9)

Income before income taxes	23,301	13.7	29,079	18.9	22,806	7.3	40,029	15.1
Income tax expense	8,165	4.8	9,526	6.2	7,982	2.5	17,741	6.7

Net income	$15,136	8.9%	$19,553	12.7%	$14,824	4.8%	$22,288	8.4%

Basic shares outstanding		76,998,341		64,828,596		76,357,188		63,627,172
Diluted shares outstanding		80,918,850		68,484,396		80,697,289		67,028,128

Basic EPS		$0.20		$0.30		$0.19		$0.35
Fully diluted EPS		0.19		0.29		0.18		0.33
The following table sets forth other key data for the periods presented (in thousands, except per unit data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating data:
Ethanol sold (gallons) (1)	63,368	57,104	123,579	111,585
Average gross price of ethanol sold (dollars per gallon)	$2.21	$2.39	$2.15	$2.09
Average corn cost per bushel	3.62	2.17	3.77	2.02
Average natural gas cost per MMBTU	7.59	7.75	7.85	8.69
Average dry distillers grains gross price per ton	96	83	93	84

Other financial data:
EBITDA (2)	$33,027	$45,227	$36,817	$74,837
Net cash flows provided by operating activities	4,357	37,996	24,122	55,397

(1)	Excludes internal gallons produced and used in VE85™ sales.

(2)	EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Amortization of debt issuance costs and debt discount are included in interest expense.

Reconciliation of EBITDA to Net Income
Management believes that EBITDA is useful in evaluating its operating performance in relation to other companies in its industry because the calculation of EBITDA generally eliminates the effects of financings and income taxes which items may vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S., or GAAP, and should not be considered an alternative to net income (loss), or any other measure of performance under GAAP, or to cash flows from operating investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Some of the limitations of EBITDA are:
•	EBITDA does not reflect the company’s cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, the company’s working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on the company’s indebtedness; and

•	EBITDA includes non-recurring payments to the company which are reflected in other income.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to the company to service its debt or to invest in the growth of its business. Management compensates for these limitations by relying on the company’s GAAP results as well as on its EBITDA.
The following table reconciles the company’s EBITDA to net income (loss) for the periods presented (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income	$15,136	$19,553	$14,824	$22,288
Depreciation	3,547	2,382	6,080	4,746
Interest expense	6,179	13,766	7,931	30,062
Income tax expense	8,165	9,526	7,982	17,741

EBITDA	$33,027	$45,227	$36,817	$74,837

VERASUN ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2007	2006
Cash Flows from Operating Activities
Net income	$14,824	$22,288
Adjustments to reconcile net income to net cash provided by operating activities provided by operating activities:
Excess tax benefits from share-based payment arrangements	(6,865)	—
Change in derivative financial instruments	6,756	(3,331)
Depreciation	6,080	4,746
Deferred income taxes	5,425	10,485
Stock-based compensation expense	2,679	19,709
Amortization of debt issuance costs and debt discount	730	649
Accretion of deferred revenue	(48)	(47)
(Gain) loss on disposal of equipment	(83)	10
Change in fair value of convertible put warrant	—	19,670
Changes in current assets and liabilities:
(Increase) decrease in:
Receivables	18,697	(16,548)
Inventories	(37,920)	2,392
Prepaid expenses	(3,235)	1,109
Increase (decrease) in:
Accounts payable	11,059	(8,099)
Accrued expenses	6,023	2,364

Net cash provided by operating activities	24,122	55,397

Cash Flows from Investing Activities
Investment in designated cash and cash equivalents	(249,516)	—
Purchases of property and equipment	(129,551)	(6,117)
Payment of deposits	(202)	—
Proceeds from sale of equipment	6	838

Net cash used in investing activities	(379,263)	(5,279)

Cash Flows from Financing Activities
Proceeds from long-term debt	447,750	—
Debt issuance costs paid	(11,375)	(1,044)
Proceeds from the issuance of 2,530,793 and 12,731,446 shares of common stock, respectively	8,285	234,155
Excess tax benefits from share-based payment arrangements	6,865	—
Costs of raising capital	(5)	—

Net cash provided by financing activities	451,520	233,111

Net increase in cash and cash equivalents	96,379	283,229

Cash and Cash Equivalents
Beginning	318,049	29,714

Ending	$414,428	$312,943